Exhibit 99.1
Holly Corporation Provides Further Update on Construction Fire at Navajo Refinery DALLAS, TX — March 6, 2010 — Holly Corporation (NYSE:HOC) today provided a further update regarding the previously announced tank fire at its subsidiary’s Navajo Refinery in Artesia, New Mexico.
In addition to the one fatality confirmed on March 2, 2010, the Company sadly reports one additional confirmed fatality. As previously announced, the fire also resulted in serious injuries to two other employees of the contracting firm that was performing work on the new tank. The fire was contained to a new asphalt storage tank that was under construction and located away from the main operations of the refinery.
The following statement was issued today by David Lamp, President of Holly Corporation:
“We offer our heartfelt condolences to the families of the deceased and to the injured and their families. We are undertaking a comprehensive investigation of this matter, but at this time, questions as to the cause are secondary to our concern for the families who lost a loved one. Our priority is, and always has been, the safety of our employees, contractors and the community. We are appreciative for the quick and professional response of our fire fighting team and the local authorities in helping us as we have dealt with this incident.”
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
FOR FURTHER INFORMATION, contact
Investors:
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555
Media:
Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
212/355-4449